UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2025

dMY Squared Technology Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	001-41519	88-0748933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1180 North Town Center Drive, Suite 100
Las Vegas, Nevada	89144
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (702) 781-4313

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant	DMYY.U	NYSE American
Class A common stock, par value $0.0001 per share	DMYY	NYSE American
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	DMYY.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2025, Niccolo de Masi, an officer and a member of the Board of Directors (the “Board”) of dMY Squared Technology Group, Inc. (the “Company”), notified the Company of his decision to resign as Chief Executive Officer of the Company and as a member of the Board, effective immediately, in order to pursue another opportunity. Mr. de Masi’s decision to resign as an officer of the Company and as a member of the Board was not the result of any disagreement with the Board, other officers of the Company or relating to the Company’s operations, policies or practices.

Effective February 26, 2025, Harry L. You, the Company’s Chief Financial Officer and Chairman, was appointed as Chief Executive Officer of the Company. Mr. You will continue to serve as the Company’s Chief Financial Officer and Chairman.

Mr. You, age 65, has served as the chairman of the Board and Chief Financial Officer of the Company since September 2022. Mr. You has previously served as the co-CEO of the Company from September 2022 until March 2023. Mr. You has served as a member of the board of directors of IonQ, Inc. (“IonQ”), since the closing of the business combination in September 2021, and was the Chief Financial Officer and chair of the board of directors of IonQ’s predecessor, dMY Technology Group, Inc. III, since inception. Since March 2021, Mr. You has served on the board of directors of Coupang, Inc, a South Korean publicly traded e-commerce company. Since January 2019, Mr. You has served as a member of the board of directors of Broadcom Inc., a publicly traded semiconductor and software company. In September 2016, Mr. You founded GTY Technology Holdings, Inc. (“GTY”), a publicly traded technology company. From September 2016 until February 2019, Mr. You served as GTY’s President, Chief Financial Officer and director when GTY consummated its initial business combination. From February 2019 to May 2019, he served as GTY’s President and from February 2019 through August 2019 he served as its Chief Financial Officer. From May 2019 to July 2022, he served as GTY’s vice chair of the board of directors until its sale in July 2022. In May 2019, Mr. You also served as GTY’s President. From February 2008 to September 2016, Mr. You served as the Executive Vice President of EMC Corporation (formerly NYSE: EMC) in the office of the chair. Earlier in his career, Mr. You was Chief Executive Officer at BearingPoint (formerly KPMG Consulting, Inc.) as well as Chief Financial Officer of Oracle and Accenture. Mr. You also previously spent 14 years on Wall Street, including serving as a Managing Director in the Investment Banking Division of Morgan Stanley. Since August 2016, Mr. You has been a trustee of the U.S. Olympic Committee Foundation. Mr. You received a B.A. in economics from Harvard College and an M.A. in economics from Yale University.

There are no family relationships between Mr. You and the Company’s directors and executive officers, and there are no arrangements or understandings between Mr. You and any other person requiring disclosure under Item 401(b) of Regulation S-K. For information regarding certain transactions between Mr. You and the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 1, 2024.

Item 7.01	Regulation FD Disclosure.

On February 26, 2025, the Company and Horizon Quantum Computing Pte. Ltd., a developer of advanced software development tools for quantum computers, issued a joint press release announcing that they had entered into a non-binding letter of intent for a potential business combination. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all. Any transaction would be subject to the completion of due diligence, the negotiation of a definitive agreement providing for the proposed business combination, satisfaction of the conditions negotiated therein, board and equity holder approval, regulatory approvals, and other customary conditions. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release, dated February 26, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMY SQUARED TECHNOLOGY GROUP, INC.

Date: February 26, 2025	By:	/s/ Harry L. You
	Name: Title:	Harry L. You Chief Executive Officer, Chief Financial Officer and Chairman